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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF FORMATION

                                       OF

                                DYNEGY DEP GP LLC


   1. The name of the limited liability company is Dynegy DEP GP LLC.

   2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Dynegy DEP GP LLC this 14TH day of February, 2001.


                                    DYNEGY DEP GP LLC



                                    By: /s/ J. KEVIN BLODGETT
                                        -----------------------------------
                                            J. Kevin Blodgett
                                            Authorized Person